EXHIBIT 5.1

February 10, 2023

ENGlobal Corporation

11740 Katy Fwy

Energy Tower III, 11th Floor

Houston, Texas 77079

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for ENGlobal Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-3, as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), for the offer and sale from time to time by the selling stockholder named in the Registration Statement of up to 3,971,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable upon the exercise of a Common Stock Purchase Warrant dated February 6, 2023 (the “Warrant”), held by such selling stockholder.

We have reviewed and are familiar with (a) the Registration Statement; (b) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended; (c) the Warrant; (d) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Warrant and the Shares, which representations we have assumed the validity of and relied on; and (e) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Warrant, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the prospectus included as a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP